Exhibit (a)(1)(H)
FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
ACKNOWLEDGING RECEIPT OF THE NOTICE OF WITHDRAWAL
UNDER THE EXCHANGE OFFER

Date:
To:
From:	Hastings Entertainment, Inc. (“Hastings”)
Re:	Received Notice of Withdrawal Under Hastings Entertainment, Inc. Stock Option Exchange Offer (the “Exchange Offer”)
We have received your properly completed and signed notice of withdrawal. Subject to your right to elect to again surrender your eligible stock options (as described in Section 4 of the Offer to Exchange document) and Hastings’ rights to extend, terminate or amend the Exchange Offer (as described in Sections 6 and 14 of the Offer to Exchange document), your eligible stock options will not be accepted and cancelled, and new restricted stock units will not be issued to you in exchange for these stock options, as set forth in the Offer to Exchange document.
Please note that this communication is intended, and shall be construed, to serve only as an acknowledgment of Hastings’ timely receipt of your notice of withdrawal and shall not qualify, restrict or amend any of the provisions contained in the Offer to Exchange document or any related document.
If you have questions, please contact Stephanie Coggins, Manager of Outside Reporting, via phone at (806) 677-1591 or email at stephanie.coggins@goHastings.com.